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                            ASSET PURCHASE AGREEMENT

                                 by and between

                         NUTRITION MEDICAL, INC. [BUYER]

                                       and

                            ELAN PHARMA INC. [SELLER]

                                January 13, 1997


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


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 13, 1997, is made and entered into by and between Nutrition Medical, Inc., a Minnesota corporation ("Buyer"), and Elan Pharma Inc., a Massachusetts corporation ("Seller").

     WHEREAS, Seller engages in, among other things, the sales and distribution of those medical nutrition products, including its pump, set and formula product lines, as specifically listed on Exhibit A to this Agreement (the "Products"); and

     WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, certain of the Seller's assets associated with the manufacture and distribution of the Products, as identified in Article I of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:


                                    ARTICLE I
                               TRANSFER OF ASSETS

     1.01 TRANSFER OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to all of the assets of Seller related to, or used in conjunction with its business of manufacturing and distributing the Products as identified below and as specifically listed or described on the Disclosure Schedule under the caption referencing this Section
1.01 (collectively, the "Assets"), including but not limited to:

          (a) All of the equipment (including, without limitation, tools, dies and moldings) and machinery listed on Schedule 1.01(a) hereto;

          (b) All of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the manufacture and distribution of the Products and Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the manufacture and distribution of the Products subject to the limitations set forth in Schedule 1.01(b) hereto;

          (c) Seller's interest in all licenses, purchase orders with vendors and suppliers, contracts or agreements to which Seller is a party with respect to the manufacture and distribution of the Products, as listed on
     Schedule 1.01(c) hereto, including, without limitation, those identified in the Disclosure Schedule under the caption referencing Section 4.13 as being assumed by the Buyer;

          (d) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in the ordinary course of business in connection with the manufacture and distribution of the Products, as listed on Schedule 1.01(d) hereto, other than purchase orders for pumps from OEM customers of Seller as to whom Seller has obtained the written consent of Buyer to continue making direct sales as contemplated by Section 6.05;

          (e) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used exclusively in connection with the manufacture, promotion and distribution of the Products, or being developed for use exclusively in connection with the manufacture, promotion and distribution of the Products whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software, used in or developed specifically and exclusively for support of the manufacture, promotion and distribution of the Products and which form an integral part of such process;

          (f) All rights in (i) patents and patent applications to the extent used exclusively in connection with the manufacture and distribution of Products; (ii) trademarks, service marks, trade names, product names except to the extent described in Schedule 1.01(f) (including without limitation the name "Nutra Pharma" or any combination of words in which the name "Nutra Pharma" appears or any rights associated with such name or any right to use such name in all jurisdictions in which Seller either currently uses any such name or has any right to use any such name); (iii) copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller and used exclusively in, developed for use in, being developed exclusively for use in or necessary to the conduct of the manufacture and distribution of the Products as now conducted or planned by Seller to be conducted including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 4.14 and which are to be included in the Assets and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

          (g) All of Seller's books, records and other documents and information relating to the Assets or the manufacture and distribution of the Products, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, product data, material safety data sheets, price lists, product demonstrations, quotes and bids, all product catalogs and brochures and electronic copies of all promotional and marketing materials, artwork, photographs and the like; provided that Seller shall retain original documents as required for audit purposes (including, without limitation, invoices, purchase orders and inventory records);

          (h) All permits, licenses and other governmental approvals held by Seller and listed on Schedule 1.01(h) hereto with respect to the Products, to the extent they are assignable;

          (i) All prepaid expenses and deposits made by Seller with respect to the manufacture and distribution of the Products; and

          (j) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (f) above and used exclusively in the conduct of the manufacture and distribution of the Products as now conducted), all related tangibles and intangibles other than accounts receivable which Seller uses exclusively in the conduct of the manufacture and distribution of the Products and all rights to continue to use the Assets in the conduct of a going business involving the manufacture and distribution of the Products, provided, however, that Buyer shall acquire no rights in the names, symbols, trademarks or service marks listed in Schedule 1.01(f) hereto that are expressly identified as being excluded from the Assets.

     1.02 LIABILITIES ASSUMED. Seller shall assume the contracts, agreements, licenses and permits described in Sections 1.01(c), 1.01(d) and 1.01(h) which were entered into by Seller in the ordinary course of business and are specifically listed on schedules to those sections and shall fully and faithfully perform all the Seller's obligations thereunder. Except for the liabilities to be assumed pursuant to the preceding sentence or as otherwise specifically set forth in this Agreement, the parties expressly agree that Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any other liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise.

                                   ARTICLE II
                                 PURCHASE PRICE

     2.01 AMOUNT. The purchase price (the "Purchase Price") for the Assets shall be:

          (a) Eight Hundred Fifty Five Thousand (855,000) shares of common stock, $0.01 par value, of the Buyer (the "Shares");

          (b) a promissory note issued by the Buyer for Three Million Dollars ($3,000,000) in the form attached hereto as Schedule 2.01(b) (the "Note); and

          (c) an earn-out cash payment equal to ten percent (10%) of Buyer's Gross Profit (as defined in Article XII) calculated in accordance with generally accepted accounting principles ("GAAP") and the provisions of
     Article XII hereof from revenues received by Buyer from the manufacture, distribution and sale of the Products in excess of the following amounts for the respective years: Four Million Five Hundred Thousand Dollars ($4,500,000) for calendar year 2000, Five Millon Dollars ($5,000,000) for calendar year 2001, Five Million Five Hundred Thousand Dollars ($5,500,000) for calendar year 2002, and Six Million Dollars ($6,000,000) for calendar year 2003.

     2.02 MANNER OF PAYMENT. Buyer shall pay that portion of the Purchase Price for the Assets described in Section 2.01(a) and (b) on the Closing Date by delivering to Seller the Shares and the duly executed Note. Buyer shall pay that portion of the Purchase Price described in Section 2.01 (c) within ninety
(90) days after the end of the calendar year to which each payment relates.


                                   ARTICLE III
                                     CLOSING

     3.01 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. on or before January 13, 1997 provided that all conditions to the parties' obligations set forth in Article VIII hereof to be performed prior to the Closing have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 8:00 a.m., Minneapolis time, on the Closing Date.


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

     3.02 GENERAL PROCEDURE. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Schedule 3.02 (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer.

     3.03 REMOVAL OF ASSETS. The Buyer covenants and agrees that all Assets (other than those necessary for the continued manufacture of pumps by Seller as provided in Section 6.05) shall be removed by Buyer, at Buyer's expense, from the premises of Seller within ninety (90) days following the Closing Date. Any Assets not so removed may be disposed of in any manner deemed reasonable by the Seller at the sole cost and expense of the Buyer.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV):

     4.01 INCORPORATION AND CORPORATE POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own the Assets being sold to Buyer and to perform this Agreement.

     4.02 SUBSIDIARIES. Except as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 4.02, the Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

     4.03 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This


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

Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

     4.04 AUTHORITY; NO BREACH. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Organization or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 8.01(c) hereof, which Seller undertakes to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement other than may be set forth in the Disclosure Schedule under the caption referencing this Section 4.04.

     4.05 GOOD CONDITION. To the best of Seller's knowledge, all of the equipment and machinery being sold to Buyer and listed on Schedule 1.01(a) is in good condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is currently being used.

     4.06 ASSETS SUFFICIENT TO MANUFACTURE AND DISTRIBUTE PRODUCTS. The Assets being transferred to Buyer pursuant to this Agreement, including the machinery and equipment listed on Schedule 1.01(a) are sufficient to enable Buyer to continue to manufacture and distribute the Products in the same manner as Seller is currently doing so, except for assets related to administrative support services, such as computer services for accounting and manufacturing support, which are not being transferred. Except as otherwise described in the Disclosure Schedule under the caption referencing this Section 4.06, all of the equipment and machinery listed on Schedule 1.01(a) is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business. There are no defects in such Assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such Assets. The representations and warranties in this Section 4.06 are to the best of Seller's knowledge.

     4.07 INVENTORY. Seller's inventory of raw materials, work in process and finished goods relating to the manufacture and distribution of the Products consists of items of a quality and quantity usable and, with respect to finished goods only, salable in the ordinary course of the business at prices Seller has charged during the past sixty (60) days. Seller's inventory of such finished goods is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. Seller has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand which require delivery within ninety (90) days. The Disclosure Schedule, under the caption referencing this Section 4.07, contains a materially complete and accurate summary of the Seller's inventory of such raw materials, work in progress and finished goods relating to the manufacture and distribution of Products as of January 6, 1997, compiled and valued in accordance with generally accepted accounting principles. None of the Inventory items necessary to manufacture the Products is in short supply or otherwise difficult to obtain. The representations and warranties in this Section 4.07 are to the best of Seller's knowledge.

     4.08 FINANCIAL STATEMENTS.   Seller has delivered to Buyer copies of the
unaudited statement of earnings of the Seller for the eight-month period ended November 30, 1996 (such statement being herein referred to as the "Latest Financial Statement"). The Latest Financial Statement is based upon the information contained in the books and records of Seller and fairly presents the financial condition of the business as of the date thereof and results of operations for the period referred to therein. The Latest Financial Statement has been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) and reflects all adjustments necessary to a fair statement of the results for the interim period presented. It is recognized however, that the Seller has not previously accounted for the business of manufacturing and distributing the Products on a separate basis and that the Latest Financial Statement contains an allocation of overhead and administrative expenses for which no separate documentation is available. No representation is made with respect to any such allocation, except that management of Seller (i) believes that such allocation is fair and reasonable, and (ii) agrees to furnish Buyer copies of any and all documentation that was used in preparing such allocation and to assist Buyer in fulfilling any fair and reasonable Securities and Exchange Commission requirements with respect thereto.

     4.09 PROJECTIONS AND COST ANALYSES. All projections and cost analyses heretofore delivered by Seller to Buyer are based upon reasonable assumptions and in the opinion of management fairly represent the operations and prospects for the manufacture and distribution of the Products.

     4.10 NO MATERIAL ADVERSE CHANGES. Since December 17, 1996, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Seller with respect to the manufacture and sale of the Products.

     4.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 17, 1996, Seller has not in each case, with respect to the manufacture and sale of the Products:

          (a) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, in each case, except in the ordinary course of business;

          (b) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, product names copyrights, trade secrets or other intangible assets;

          (c) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information related to manufacture and distribution of the Products or to the Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 4.11 and is in full force and effect on the date hereof;

          (d) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (e) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, other than the transactions contemplated by this Agreement or described on the Disclosure Schedule;

          (f) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance; or

          (g) made any single capital expenditure or commitment therefor in excess of Ten Thousand Dollars ($10,000), except as set forth in Schedule 4.11(g) attached hereto.


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

     4.12 TITLE TO ASSETS.

     Except as otherwise set forth herein, Seller owns good and marketable title to all of the Assets free and clear of all liens and encumbrances (and none of the Assets is subject to any personal property lease). Without limiting the foregoing, there are no liens for taxes on any of the Assets other than liens for taxes which are not yet due and payable.

     4.13 CONTRACTS AND COMMITMENTS.

          (a)  The Disclosure Schedule, under the caption referencing this
     Section 4.13, lists the following agreements, whether oral or written, to which Seller is a party, which are currently in effect, and which relate to the manufacture and distribution of the Products or to the Assets:
     (i) confidentiality agreements; (ii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of Ten Thousand Dollars ($10,000); (iii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of Ten Thousand Dollars ($10,000); (iv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalty and involving more than Ten Thousand Dollars ($10,000); (v) contract which prohibits Seller from freely engaging in business anywhere in the world; (vi) contract for the distribution of any of the Products (including any distributor, sales representative, sales and original equipment manufacturer contract); (vii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed under the caption referencing Section 1.01(f) and (g) hereof in the Disclosure Schedule; (viii) contract or commitment for capital expenditures in excess of Ten Thousand Dollars ($10,000) or (ix) other agreement which is either material to the manufacture or distribution of the Products or was not entered into in the ordinary course of business and which is a contract to be assumed by Buyer hereunder.

          (b) Seller has performed all material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this
     Section 4.13 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Seller has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 4.13 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     4.14 INTELLECTUAL PROPERTY RIGHTS. The Disclosure Schedule describes under the caption referencing this Section 4.14 all rights in patents, patent applications, trademarks, service marks, trade names, product names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller exclusively in connection with the manufacture and sale of the Products or used exclusively in, developed for use exclusively in or necessary to the manufacture and distribution of the Products as now conducted or planned to be conducted. Seller owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption, provided, however, that no representation is made as to the registration of the trade name "Nutra Pharma." The Disclosure Schedule describes under the caption referencing this Section 4.14 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Seller has not received any notice of, nor are there any facts known to Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights listed in the Disclosure Schedule; no claim by any third party contesting the validity of any intellectual property rights listed under such caption has been made, is currently outstanding or, to the best knowledge of the Seller, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller, to the best knowledge of Seller, has not infringed, misappropriated or otherwise violated any such intellectual property rights; and to the best knowledge of Seller no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to Products currently being distributed by Seller or with respect to the Products currently under development (in their present state of development) or with respect to the manufacture and distribution of the Products as now conducted.

     4.15 LITIGATION. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign affecting the Products or the ability of Seller to manufacture and distribute the Products, and there is no reasonable basis known to Seller for any of the foregoing. The Disclosure Schedule under the caption referencing this Section 4.15 lists all litigation relating to or affecting the Assets or the Products or the manufacture and distribution thereof to which
Seller has been a party during the past five (5) years.   Seller has not
received any opinion or legal advice to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Assets, financial condition, operating result, business condition or prospects for the manufacture and distribution of the Products or Seller.

     4.16 WARRANTIES. The Disclosure Schedule summarizes under the caption referencing this Section 4.16 all claims outstanding, pending or, to the best knowledge of Seller, threatened for breach of any warranty relating to any Products sold or leased by Seller prior to the date hereof other than claims for replacement of Products or warranty repairs which are not material in the aggregate. The description of Seller's product warranties set forth under the caption referencing this Section 4.16 is correct and complete. The Seller has reserves for warranty claims fully adequate to cover all warranty claims made or to be made against any Products sold or leased prior to the date thereof.

     4.17 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule, under the caption referencing this Section 4.17, lists the 10 largest customers and suppliers of Seller relating to the manufacture and distribution of the Products for the fiscal year ended March 31, 1996, and for the eight-month period ended November 30, 1996 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by Seller attributable to such customer or supplier for each such period. Since November 30, 1996, no customer or supplier listed on the Disclosure Schedule under the caption referencing this
Section 4.17 has indicated that it will stop or decrease the rate of business done with Seller except for changes in the ordinary course of Seller's business.

     4.18 COMPLIANCE WITH LAWS; PERMITS. Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling and consumer products safety which materially affect the manufacture and distribution of the Products or the Assets as currently conducted by Seller; and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements.
Seller has no knowledge of any action, pending or threatened, to change any laws, rules, regulations or ordinances affecting the manufacture and sale of the Products or the Assets as currently manufactured and distributed. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets. Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, the federal Food and Drug Administration and any comparable foreign agencies) necessary to manufacture and distribute the Products and own and operate Assets(collectively, the "Permits") as currently owned and operated. A true, correct and complete list of all the Permits is set forth under the caption referencing this Section
4.18 in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

     4.19 DISCLOSURE. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any of the documents delivered by or on behalf of Seller pursuant to Article VIII hereof nor the Disclosure Schedule nor the financial statement referred to in Section 4.08 hereof, taken as a whole, contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this Article IV relating to Seller or the transactions contemplated by this Agreement. This Agreement, the Exhibit and Schedules hereto, the documents delivered to Buyer by or on behalf of Seller pursuant to Article VIII hereof, the Disclosure Schedule and the financial statement referred to in Section 4.08 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     4.20 FINANCIAL MATTERS. Seller represents and warrants to the Buyer that it understands that the acquisition of the Shares as contemplated by this Agreement involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Shares. In addition, by virtue of its expertise, the advice available to it and previous investment experience, Seller has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Seller represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933. During the negotiation of the transactions contemplated herein, Seller and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Buyer and to its offices and facilities, have been afforded an opportunity to ask such questions of the Buyer's officers and employees concerning the Buyer's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

     4.21 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

     5.01 INCORPORATION AND CORPORATE POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     5.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

     5.03 NO BREACH. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement.

     5.04 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     5.05 CAPACITY TO MANUFACTURE AND DISTRIBUTE PRODUCTS. Buyer has adequate resources and capital such that upon transfer of the Assets to Buyer pursuant to this Agreement Buyer shall have sufficient capacity to continue to manufacture and distribute the Products in the same manner as Seller is currently doing so for a period of one year.

     5.06 LITIGATION. Except as set forth in the Disclosure Schedule under the caption referencing this Section 5.06, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would materially affect the ability of Buyer to manufacture and distribute the Products following the Closing, and there is no reasonable basis known to Buyer for any of the foregoing. The Filings defined in Section 5.11 list all litigation to which Buyer has been a party during the past three (3) years. Buyer has not received any opinion or legal advice to the effect that Buyer is exposed from a legal standpoint to any liability or disadvantage which may be material to its financial condition, operating results, business condition or prospects for the manufacture and distribution of the Products.

     5.07 COMPLIANCE WITH LAWS; PERMITS. Buyer has complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to its business operations, including product labeling and consumer products safety, the non-compliance with which would materially affect the ability of Buyer to manufacture and distribute the Products. Buyer has no knowledge of any action, pending or threatened, to change any laws, rules, regulations or ordinances affecting the manufacture and sale of the Products.

     5.08 CAPITALIZATION. The authorized stock of Buyer consists solely of Twenty Million (20,000,000) shares of Common Stock $.01 par value and Five Million (5,000,000) shares of Preferred Stock no par value. At December 31, 1996, there were Four Million Five Hundred Ninety Three Thousand Twenty Four (4,593,024) shares of Common Stock issued, all of which shares were outstanding. No shares of Preferred Stock were outstanding. All of the issued and outstanding shares of stock of Buyer, including the Shares delivered pursuant to this Agreement, are duly authorized, validly issued, fully paid and nonassessable.

     5.09 REGISTRATION. The Shares to be paid as consideration pursuant to this Agreement are of a series and class of stock of the Buyer which have been registered with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), but the Shares have not and will not be registered with the Commission. Buyer has made, and shall at all times continue to make, all filings necessary with the Commission in order to maintain the registration of its Common Stock that is currently registered and to ensure the availability to Seller of the benefits of Rule 144 promulgated pursuant to the Act. Copies of all such filings which shall be made after the Closing Date shall be furnished to Buyer together with any other information affecting the availability of any exemptive provision. Buyer knows of no reason why the benefits of Rule 144, subject to limitations on the amount of securities that may be sold by an affiliate, would not be available to Seller upon compliance by Seller with the provisions thereof applicable to Seller. The Shares are of a class and series of stock which is regularly and actively traded and trading in such shares has not been suspended nor is Buyer aware of any basis upon which any such suspension is likely to be imposed; provided, however, that Buyer makes no representation regarding the volume of any future trading activity in its shares of Common Stock.

     5.10 FINANCIAL STATEMENTS. Buyer has delivered to the Seller copies of its financial statements for its fiscal year ended December 31, 1995, together with the report of Ernst & Young LLP, independent auditors, with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of Buyer and its subsidiaries on such date and the results of their operations for the period then ended and there has been no change since the date of such financial statements which had a material adverse effect on the business operations or financial condition of Buyer taken as a whole such as to require public disclosure under federal securities law and which has not been publicly disclosed.

     5.11 COMMISSION FILINGS. Buyer has made all required filings with the Commission and, to the knowledge of Buyer, all such filings were complete and accurate in all material respects as of the dates of such filings, and all such filings complied in all material respects with all applicable requirements of the Act and/or the Securities Exchange Act of 1934. Buyer has made available or provided to Seller copies of (a) its Prospectus dated September 26, 1996, and
(b) Form 10-Q for the quarter ended September 30, 1996 (collectively, the "Filings"). The Filings, as of the respective dates thereof, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading in light of the circumstances in which such statements were made.

     5.12 DISCLOSURE. Neither the Agreement nor any of the Exhibits or Schedules hereto nor any of the documents or information delivered by or on behalf of Buyer pursuant to Section 4.20 hereof or pursuant to this Article V nor the financial statement or other information referred to in Section 5.10 hereof, taken as a whole, contain any untrue statement of a material fact regarding Buyer or its business or any of the other matters dealt with in this
Article V relating to Buyer or the transactions contemplated by this Agreement. This Agreement, the Exhibits and Schedules hereto, the information documents delivered to Buyer by or on behalf of Seller pursuant to Article V hereof and
Section 4.20 hereof, the financial statement or other information referred to in
Section 5.10 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE VI
                               COVENANTS OF SELLER

     6.01 CONDUCT OF THE MANUFACTURE AND DISTRIBUTION OF THE PRODUCTS. Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a) Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of manufacture and distribution of the Products.

          (b) Seller shall conduct its manufacture and distribution of the Products in the ordinary course, and to refrain from entering into unusual transactions, including unusually large sales to its distributors.

     6.02 CONDITIONS. Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein by the Closing Date.

     6.03 RESTRICTION ON TRANSFER OF SHARES. Seller covenants and agrees that it is taking the Shares for investment; and not for resale; and that it will not sell, assign, pledge, transfer or otherwise dispose of the Shares or of any stock dividends, warrants or other rights issued with respect to the Shares, for a period of three (3) years after the Closing Date. For purposes of enforcing this covenant and agreement, the Shares shall bear a legend including this restriction when they are delivered at the Closing, and Buyer may issue stop transfer instructions to its transfer agent.

     6.04 VOTING THE SHARES. Seller covenants and agrees that for a period of three (3) years after the Closing Date it will vote the Shares as directed by the Board of Directors of Buyer subject to the reasonable business judgment of Buyer's board of directors and to compliance by Buyer with its obligations hereunder. For purposes of enforcing this covenant and agreement, Seller shall deliver to Buyer at the Closing an irrevocable proxy valid for three (3) years granting the Buyer the right to so vote the Shares in the form of Schedule 6.04 hereto.

     6.05 OPERATION OF PUMP ASSEMBLY BUSINESS. Seller agrees following the Closing Date to continue to operate its pump assembly business until the Buyer transfers the Assets used in the pump assembly business to a facility designated by Buyer (which the parties contemplate may take up to three (3) years) (the
"Transition Period").   It is expected that all pump sales will be made from
Seller to Buyer, who will resell them to customers, with the exception of those OEM customers for whom Buyer has given its prior written consent that Seller may make direct sales (the "Direct OEM Customers").

     The inventory of parts, supplies, work in process and finished pumps of the Seller and the equipment, tools, dies and other fixed assets of the Seller necessary for the continued manufacture of pumps shall be included in the Assets, but shall be left at Seller's premises during the Transition Period. If requested by Buyer, Seller shall execute a Uniform Commercial Code Financing Statement to record Buyer's ownership in the assets.

     With respect to contracts of Seller necessary for the manufacture and sale of pumps, the parties shall make such arrangements on a case by case basis as may be required in order to permit Seller to continue such manufacture and sale in accordance with the provisions of this Section 6.05. Any new inventory items required during the Transition Period shall be paid for and owned by Buyer. Seller's invoices to Buyer for pumps shall show a credit for items used from Buyer's inventory, and Seller shall reimburse Buyer at Seller's current standard costs adjusted annually for general price changes for inventory items used in pumps sold to the Direct OEM Customers.

     During the Transition Period, fixed assets used in the manufacture of pumps which may require replacement shall be replaced as follows: those fixed assets with a replacement cost of less than $400 shall be purchased by Seller and the cost thereof shall be added to Seller's cost of manufacture during the year in which such replacement was made; those fixed assets with a replacement cost of more than $400 shall be purchased by Buyer and made available to Seller without expense.

     All the foregoing inventory and assets, whether purchased by Seller or by Buyer, shall be transferred without charge as designated by Buyer at the end of the Transition Period or upon any cessation of Seller's obligations under this
Section 6.05.  Buyer will pay packing and shipping charges.

     During the Transition Period, Seller will sell pumps to Buyer for Seller's cost (which shall include a reasonable allocation of overhead expenses) plus ten percent (10%) during the first twelve (12) months after the Closing Date, cost plus fifteen percent (15%) during the next twelve (12) months, and Seller's cost plus twenty percent (20%) thereafter. All sales made to Buyer hereunder shall be made upon the terms and conditions of sale, including the warranty terms and payment terms as set forth on Schedule 6.05. To enable Seller to estimate its manufacturing scheduling and purchasing requirements, Buyer shall provide to Seller rolling three (3) month forecasts for projected purchases of pumps with the first month of each such forecast constituting a firm purchase order.

     Seller shall pay Buyer a royalty equivalent to fifteen percent (15%) of its gross revenues received from all sales of pumps by Seller to anyone other than Buyer, such royalty, together with reimbursement for items of inventory used in such sales, being payable within thirty (30) days after the end of each calendar month in which the sales were made. The royalty shall apply to all such sales of pumps from the Closing Date until the end of the Transition Period.

     During the Transition Period, Seller shall continue to conduct the pump assembly business in the same manner as it is currently being conducted, Seller's cost shall be determined in accordance with GAAP, and any charges incurred by Seller with related parties shall be at rates that are no less favorable than Seller could obtain from an unrelated vendor. Seller shall establish and maintain adequate accounting records and controls to determine Seller's costs of pump assembly and Seller's gross revenues from sales of pumps to anyone other than Buyer. Designated representatives of Buyer shall be entitled inspect Seller's records during business hours for purposes of confirming the Seller's costs of pump assembly and Seller's gross revenues from sales of pumps to anyone other than Buyer.

     Seller's obligation to continue manufacture of pumps pursuant to this
Section 6.05 shall cease if Buyer fails to purchase such quantity of pumps which, when added to pumps sold by Seller to the Direct OEM Customers, exceeds a threshold of Two Thousand (2,000) pumps during any twelve (12) month period, but in no event shall its obligation to manufacture pumps exceed three (3) years.

     Notwithstanding the provisions of Section 6.10 of this Agreement, the Seller may continue to manufacture and sell pumps to the Direct OEM Customers, if done in compliance with this Section 6.05, during the Transition Period; but upon termination of the Transition Period, Seller shall cease all manufacture and sale of pumps and use its best efforts to induce the Direct OEM Customers to purchase pumps directly from Buyer.

     6.06. TECHNICAL ASSISTANCE TO BUYER. For a period of twelve (12) months following the Closing Date, Seller will provide at its expense commercially reasonable technical assistance to the Buyer to enable Buyer to assimilate the technology associated with the Assets, and to allow for the operational transition for the set and formula products, all as more specifically described in and limited by Schedule 6.06 to this Agreement.

     6.07 BUYER'S RIGHTS WITH RESPECT TO IMPERIAL FLAVOURS. Seller is the holder of fifty-five (55) Class B Preference Shares of Imperial Flavours, Inc. Seller covenants and agrees that it will not divest any interest in such investment in Imperial Flavours for a period of three (3) years after the Closing Date, and that for a period of two (2) years after such three (3) year period, Seller will grant Buyer a right of first refusal to acquire such stock of Imperial Flavours, if Sellers desires to sell it.

     6.08 STANDSTILL AGREEMENT. For a period commencing on the date of this Agreement and continuing for a period ending five (5) years after the Closing Date, Seller agrees that neither it nor its Associates or Affiliates, as those terms are defined in Rule 12(b)(2) of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on the date hereof (the "1934 Act"), will, without the consent of the Board Directors of Buyer:

          (a) Acquire, or offer to acquire, directly or indirectly, any equity securities of the Buyer in excess of the number of Shares issued to it in part payment of the Purchase Price (and any shares issued with respect thereto);

          (b) Proceed with or seek to cause, directly or indirectly, any acquisition of the Buyer, including any assets or other property rights (tangible and intangible) of the Buyer; or

          (c) Directly or indirectly, otherwise act, alone or in consort with others, through the solicitation of proxies to control the Buyer.

     6.09 NO NEGOTIATIONS, ETC. Prior to the Closing Date, Seller shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any acquisition or purchase of all or a material portion of the Assets, Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

     6.10 NONCOMPETITION COVENANT. During the ten-year period commencing on the Closing Date, Seller and its direct and indirect corporate shareholders shall not directly or indirectly engage in any business activities that are competitive with the manufacture and distribution of the Products as conducted by Seller prior to the consummation of the transactions contemplated hereby.
For this purpose, Seller's

"Hearty Balance" line of products shall not be deemed to be competitive. Seller understands that Buyer would not have agreed to purchase the Assets without having received this noncompetition covenant from Seller, and Seller acknowledges that it has entered into this noncompetition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby. Seller will use its best efforts of obtain the benefits of a nonsoliciation agreement from Hugh Dawson comparable to one currently running in favor of Seller.

     6.11 PRODUCT LIABILITY. Seller covenants and agrees that it will be liable for any claims arising in connection with Products sold prior to the Closing Date, including without limitation all expenses associated with any product returns, any warranty claims, and any product liability claims. Seller hereby authorizes Buyer, in behalf of Seller, to handle and process all such claims. Buyer will provide Seller with a monthly report and invoice, which shall be payable by Seller within thirty (30) days, for all claims relating to product returns and ordinary warranty claims. Buyer shall give written notice of any product liability claims in accordance with Article X of this Agreement.

     6.12 SALES TAX. Seller shall be responsible for paying any and all sales taxes, Canadian Goods and Services taxes, or similar taxes or charges payable upon transfer of ownership of the Assets to Buyer on the Closing Date.


                                   ARTICLE VII
                               COVENANTS OF BUYER

     Buyer covenants and agrees with Seller as follows:

     7.01 CONDITIONS. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

     7.02 BOARD REPRESENTATION. After the Closing Date, if requested by Seller, Buyer will seek to have a person designated by Seller's chief executive officer, subject to approval of such designee by Buyer's board of directors, which approval shall not be unreasonably withheld or delayed, elected as a member of Buyer's board of directors at a board of directors meeting held within sixty
(60) days after the request, and shall use its best efforts to have such person nominated for election and elected to the board at its subsequent annual shareholders meetings; provided any such designee shall first waive any right to participate in the Nutrition Medical, Inc. 1996 Non-Employee Director Stock
Option Plan (the "Plan").   Buyer's obligation hereunder shall terminate upon
the earlier of (i) full and final payment of the Note,
or (ii) the date on which Seller ceases to own more than fifty percent (50%) of
the Shares.   Subject to the foregoing condition with respect to waiver of participation in the Plan, any such member of the Buyer's board of directors shall receive such compensation or expense reimbursement as is generally made available by the Buyer to its outside directors.


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     8.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby.

          (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

          (e) On the Closing Date, Seller shall have delivered to Buyer the following:

               (i) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

               (ii) the irrevocable proxy pursuant to Section 6.04 hereof; and

               (iii) certificates of appropriate officer(s) of Buyer dated the Closing Date, stating that the conditions set forth in subsections 8.01(a) and (b) above have been satisfied.

     8.02 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

          (d)  On the Closing Date, Buyer will have delivered to Seller:

               (i)  the certificate for the Shares;

               (ii)  the Note; and

               (iii) a certificate of appropriate officer(s) of Buyer dated the Closing Date, stating that the conditions set forth in subsections 8.02(a) and (b) above have been satisfied.


                                   ARTICLE IX
                                   TERMINATION

     9.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of Buyer and Seller;

          (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by Buyer if, after the date hereof, there shall have been a material adverse change in the condition of the Assets or if, after the date
hereof,  an    event shall have occurred which, so far as reasonably can be
foreseen, would     result in any such change, except to the extent such change is directly caused  by Buyer; or

          (d) by Seller if, after the date hereof, there shall have been a material adverse change in the condition, financial or otherwise, of the Buyer.

     9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 11.01, 11.02 and 11.10 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.


                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

     10.01 SURVIVAL, INDEMNIFICATION. The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years, except the representation and warranty set forth in Section 4.12, which shall survive without limitation. Each of the covenants contained in this Agreement shall survive the Closing for such period of time as is necessary for it to be fully performed as described in this Agreement.

     Seller agrees to indemnify Buyer with respect to, and hold Buyer harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Buyer may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Seller in this Agreement, or (b) the failure of Seller to comply with any covenants or other commitments made by Seller in this Agreement [provided, however: (i) that notice of any claim for indemnification hereunder with respect to any inaccuracy of a representation or warranty made by Seller in this Agreement shall be made within three (3) years following the Closing Date, and (ii) no claim shall be brought except to the extent that such claim, when aggregated with all previous claims, shall exceed Ten Thousand Dollars ($10,000). Any claim for a breach of a covenant shall be subject to the applicable legal statute of limitations for bringing such claim In no event shall Seller be liable for a claim for indemnification which exceeds the Purchase Price paid and to be paid hereunder.


     Buyer agrees to indemnify Seller with respect to, and hold Seller harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement, or (b) the failure of Buyer to comply with any covenants or other commitments made by Buyer in this Agreement [provided, however: (i) that notice of any claim for indemnification hereunder with respect to any inaccuracy of a representation or warranty made by Buyer in this Agreement shall be made within three (3) years following the Closing Date, and (ii) no claim shall be brought except to the extent that such claim, when aggregated with all previous claims, shall exceed Ten Thousand Dollars ($10,000). Any claim for a breach of a covenant shall be subject to the applicable legal statute of limitations for bringing such claim In no event shall Buyer be liable for a claim for indemnification which exceeds the Purchase Price paid and to be paid hereunder.

     10.02 LEGAL PROCEEDINGS. In the event Buyer or Seller become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and in full detail of the filing, and of the nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the other party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary in order to obtain consents necessary to the consummation of the transactions contemplated hereby or which may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     11.02 EXPENSES. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

     11.03 FURTHER ASSURANCES. Seller agrees that, on and after the Closing Date, it shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets.

     11.04 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     11.05 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

          Notices to Buyer:                       With a copy to:
          -----------------                       ---------------

          Nutrition Medical, Inc.                 Dorsey & Whitney LLP
          9850 - 51st Avenue North                220 South Sixth Street
          Minneapolis, Minnesota 55442            Minneapolis, Minnesota 55402
          Attention: William L. Rush              Attention:  Michael Prichard
          Telecopy: (612) 551-9669                Telecopy:  (612) 340-8738


          Notices to Seller:                      With a copy to:
          ------------------                      ---------------

          Elan Pharma Inc.                        Martin E. Greenblatt, Esq.
          2 Thurber Boulevard                     Casner & Edwards L.L.P.
          Smithfield, Rhode Island 02917          One Federal Street
          Attention: Carlo Ruggeri                Boston, Massachusetts  02110
          Telecopy:  (401) 233-6482               Telecopy:  (617) 426-8810

     11.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

     11.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.08 COMPLETE AGREEMENT. This Agreement and the Exhibit and Schedules hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     11.10 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


                                   ARTICLE XII
                         PROVISIONS RELATIVE TO EARN OUT

     12.01 DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

          (a) The "Acquired Assets" shall mean the combined business, assets and properties of the Seller in whatever corporate form, combination or structure it may hereafter be conducted by Buyer. Buyer shall cause business activities and operations of the Acquired Assets to be accounted for separately from any other business activities and operations of Buyer or any of its affiliates and shall account for the results of operations of the Acquired Assets on the basis of a fiscal year ending December 31 in each year.

          (b) "Disposition" shall mean any sale, transfer or conveyance (by means of stock sale or asset sale or otherwise) of substantially all of the Acquired Assets and business associated therewith, but shall not include the grant of a security interest in the Acquired Assets in favor of an institutional lender.

          (c) "Gross Profit" for any fiscal year shall mean the gross revenues received by Buyer from the manufacture, distribution and sale of the Products less direct costs of sale determined in accordance with generally accepted accounting principles; provided, that there shall be excluded from consideration, either as income or expense as the case may be, in determining Gross Profit the following:

               (i) Gains or losses from the sale of tangible or intangible assets other than in the ordinary course of business;

               (ii) Management fees, allocation of administration overhead, or other similar charges attributable to any Affiliate of the Buyer made other than in accordance with reasonable commercial practices or as required by regulatory authorities or order;

               (iii) Any allocation with respect to the Acquired Assets of any sum for legal or accounting services other than for charges for such services actually rendered to the Acquired Assets;

               (iv) Extraordinary or non-recurring items;

               (v) Any distributions of the payments pursuant to Section 2.01(c) (the "Earn Out"), or any portion of the Purchase Price attributable to good will.

          If in connection with any sale by the Buyer of its products or services to any Affiliate of the Buyer (i) the prices or terms of payment are less favorable than those extended by the Buyer to any independent customer in the ordinary course of trade or (ii) sale of the Products are charged with any selling expenses which would reduce the Gross Profit to an amount which is less than the average Gross Profit which would be earned on the sale of the Products in the ordinary course of trade, Gross Profit shall be increased by the difference in price or expenses, as the case may be, actually received or incurred in respect of the sale of the Products and the prices or expenses which would have been paid or incurred in a transaction conducted in the ordinary course of trade.

     12.02 COMPUTATION OF GROSS PROFIT. The computations of Gross Profit shall be prepared by the Chief Financial Officer of Buyer who shall certify that computations were prepared in accordance with GAAP. A copy of each such computation shall be delivered to Seller as soon as practicable after end of each calendar year in which an Earn Out is applicable pursuant to this Agreement but no later than 120 days after the end of each calendar year. In the event that Seller does not agree that any such computation accurately reflects Gross Profit for any relevant calendar year, it shall submit to the Buyer in writing, no later than 30 days after receipt of such computation, written notification that it disagrees with such computation together with Seller's computation thereof. If such notice is not delivered to the Buyer within such 30 day period, the computation submitted to Seller shall be conclusively deemed to be correct. If the parties are unable to reconcile their respective differences as to the computation of Gross Income, then any differences which have not been reconciled shall be submitted to a firm of independent certified public accountants acceptable to both Buyer and Seller (the "Arbitrator"), whose decision with respect thereto shall be final. Payments with respect to any portion of the Earn Out which is not in dispute shall be paid on the dates specified in Article III; any balance due above any amount previously paid by the Buyer shall be paid within 15 days of a final determination hereunder.

     12.03 RECORDS AND INSPECTION. Buyer will maintain all reasonable books and records with respect to sale of the Products as may be necessary to carry out the provisions hereof, until the expiration or termination of the earn out period. Such books and records shall be open to inspection and audit at reasonable hours by Seller or its designee.

     12.04     DISPOSITION.   Nothing contained in this Agreement shall be
construed to restrict the ability of the Buyer to make any Disposition of the Acquired Assets in such manner as Buyer in its sole discretion deems appropriate; PROVIDED, that the Note shall immediately become due and payable in full upon the making of any such Disposition.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        NUTRITION MEDICAL, INC. [BUYER]



                                        By  /s/ William L. Rush
                                           -----------------------------------
                                             Its  President CEO
                                                  ----------------------------


                                        ELAN PHARMA INC. [SELLER]


                                        By  /s/ Carlo Ruggeri
                                           -----------------------------------
                                             Its  President
                                                  ----------------------------

                                   UNDERTAKING

     Elan Pharmaceutical Research Corp., the sole shareholder of Elan Pharma Inc., and Elan Corporation plc, the sole shareholder of Elan Pharmaceutical Research Corp., in consideration of the benefits they expect to receive from the foregoing Asset Purchase Agreement, and to induce Nutrition Medical, Inc. to enter into such Asset Purchase Agreement, hereby agree in their own behalf and in behalf of any business controlled by either of them to be bound by the provisions of Section 6.08, 6.09 and 6.10 of such Asset Purchase Agreement.

                              ELAN PHARMACEUTICAL RESEARCH  CORP.


                              By /s/ Donal J. Geaney
                                 -----------------------------------
                                   Its
                                        ----------------------------



                                   ELAN CORPORATION PLC

                                   By  /s/ Donal J. Geaney
                                       -----------------------------------
                                   Its  Chairman and Chief Executive Officer

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I
               TRANSFER OF ASSETS  . . . . . . . . . . . . . . . . . . . . .   1
               1.01 Transfer of Assets . . . . . . . . . . . . . . . . . . .   1

ARTICLE II
               PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . .   4
               2.01 Amount . . . . . . . . . . . . . . . . . . . . . . . . .   4
               2.02 Manner of Payment  . . . . . . . . . . . . . . . . . . .   4

ARTICLE III
               CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               3.01 Closing  . . . . . . . . . . . . . . . . . . . . . . . .   4
               3.02 General Procedure  . . . . . . . . . . . . . . . . . . .   4
               3.03 Removal of Assets  . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . .   5
               4.01 Incorporation and Corporate Power  . . . . . . . . . . .   5
               4.02 Subsidiaries . . . . . . . . . . . . . . . . . . . . . .   5
               4.03 Execution, Delivery; Valid and Binding Agreement . . . .   5
               4.04 Authority; No Breach . . . . . . . . . . . . . . . . . .   6
               4.05 Good Condition.  . . . . . . . . . . . . . . . . . . . .   6
               4.06 Assets Sufficient to Manufacture and Distribute
                    Products . . . . . . . . . . . . . . . . . . . . . . . .   6
               4.07 Inventory  . . . . . . . . . . . . . . . . . . . . . . .   7
               4.08 Financial Statements.  . . . . . . . . . . . . . . . . .   7
               4.09 Projections and Cost Analyses  . . . . . . . . . . . . .   7
               4.10 No Material Adverse Changes  . . . . . . . . . . . . . .   8
               4.11 Absence of Certain Developments  . . . . . . . . . . . .   8
               4.12 Title to Assets  . . . . . . . . . . . . . . . . . . . .   9
               4.13 Contracts and Commitments  . . . . . . . . . . . . . . .   9
               4.14 Intellectual Property Rights . . . . . . . . . . . . . .  10
               4.15 Litigation . . . . . . . . . . . . . . . . . . . . . . .  10
               4.16 Warranties . . . . . . . . . . . . . . . . . . . . . . .  11
               4.17 Customers and Suppliers  . . . . . . . . . . . . . . . .  11
               4.18 Compliance with Laws; Permits  . . . . . . . . . . . . .  11
               4.19 Disclosure . . . . . . . . . . . . . . . . . . . . . . .  12
               4.20 Financial Matters  . . . . . . . . . . . . . . . . . . .  12
               4.21 Brokerage  . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . .  13
               5.01 Incorporation and Corporate Power  . . . . . . . . . . .  13
               5.02 Execution, Delivery; Valid and Binding Agreement . . . .  13
               5.03 No Breach  . . . . . . . . . . . . . . . . . . . . . . .  13
               5.04 Brokerage  . . . . . . . . . . . . . . . . . . . . . . .  14
               5.05 Capacity to Manufacture and Distribute Products  . . . .  14
               5.06 Litigation . . . . . . . . . . . . . . . . . . . . . . .  14
               5.07 Compliance with Laws; Permits  . . . . . . . . . . . . .  14
               5.08 Capitalization . . . . . . . . . . . . . . . . . . . . .  14
               5.09 Registration . . . . . . . . . . . . . . . . . . . . . .  15
               5.10 Financial Statements . . . . . . . . . . . . . . . . . .  15
               5.11 Commission Filings . . . . . . . . . . . . . . . . . . .  15
               5.12 Disclosure . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VI
               COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . .  16
               6.01 Conduct of the Manufacture and Distribution of the
                    Products . . . . . . . . . . . . . . . . . . . . . . . .  16
               6.02 Conditions . . . . . . . . . . . . . . . . . . . . . . .  16
               6.03 Restriction on Transfer of Shares  . . . . . . . . . . .  16
               6.04 Voting the Shares  . . . . . . . . . . . . . . . . . . .  16
               6.05 Operation of Pump Assembly Business  . . . . . . . . . .  17
               6.06.Technical Assistance to Buyer  . . . . . . . . . . . . .  18
               6.07 Buyer's Rights with Respect to Imperial Flavors  . . . .  19
               6.08 Standstill Agreement . . . . . . . . . . . . . . . . . .  19
               6.09 No Negotiations, etc . . . . . . . . . . . . . . . . . .  19
               6.10 Noncompetition Covenant  . . . . . . . . . . . . . . . .  19
               6.11 Product Liability  . . . . . . . . . . . . . . . . . . .  20
               6.12 Sales Tax  . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII
               COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . .  20
               7.01 Conditions . . . . . . . . . . . . . . . . . . . . . . .  20
               7.02 Board Representation . . . . . . . . . . . . . . . . . .  20

ARTICLE VIII
               CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .  21
               8.01 Conditions to Buyer's Obligations  . . . . . . . . . . .  21
               8.02 Conditions to Seller's Obligations . . . . . . . . . . .  22

ARTICLE IX
               TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  22
               9.01 Termination  . . . . . . . . . . . . . . . . . . . . . .  22
               9.02 Effect of Termination  . . . . . . . . . . . . . . . . .  23

ARTICLE X
               SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . .  23
               10.01 Survival, Indemnification . . . . . . . . . . . . . . .  23
               10.02 Legal Proceedings . . . . . . . . . . . . . . . . . . .  24

ARTICLE XI
               MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  24
               11.01  Press Releases and Announcements . . . . . . . . . . .  24
               11.02  Expenses . . . . . . . . . . . . . . . . . . . . . . .  25
               11.03  Further Assurances . . . . . . . . . . . . . . . . . .  25
               11.04  Amendment and Waiver . . . . . . . . . . . . . . . . .  25
               11.05  Notices  . . . . . . . . . . . . . . . . . . . . . . .  25
               11.06  Assignment . . . . . . . . . . . . . . . . . . . . . .  26
               11.07  Severability . . . . . . . . . . . . . . . . . . . . .  26
               11.08  Complete Agreement . . . . . . . . . . . . . . . . . .  26
               11.09  Counterparts . . . . . . . . . . . . . . . . . . . . .  26
               11.10  Governing Law  . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XII
               PROVISIONS RELATIVE TO EARN OUT . . . . . . . . . . . . . . .  26
               12.01  Definitions  . . . . . . . . . . . . . . . . . . . . .  26
               12.02  Computation of Gross Profit  . . . . . . . . . . . . .  28
               12.03  Records and Inspection . . . . . . . . . . . . . . . .  28
               12.04  Disposition  . . . . . . . . . . . . . . . . . . . . .  28


LIST OF
EXHIBIT AND SCHEDULES

Exhibit A. . . . . . . . . . .     List of Products

Schedule 1.01(a) . . . . . . .     List of Equipment and Machinery

Schedule 1.01(b) . . . . . . .     Exceptions to Inventory Transfer

Schedule 1.01(c) . . . . . . .     Licences, Purchase Orders, Contract
                                   and Agreements

Schedule 1.01(d) . . . . . . .     Unfilled Customer Contracts, Commitments
                                   and Purchase Orders

Schedule 1.01(f) . . . . . . .     Exceptions to Intellectual Property
                                   Transfer

Schedule 1.01(h) . . . . . . .     Licenses, Permits and Approvals

Schedule 2.01(b) . . . . . . .     Note

Schedule 3.02. . . . . . . . .     Bill of Sale

Schedule 4.02. . . . . . . . .     Subsidiaries and Stocks to be
                                   Transferred

Schedule 4.04. . . . . . . . .     Governmental Consents Necessary to
                                   Completion of Sale

Schedule 4.06. . . . . . . . .     Exceptions to Good Condition of Machinery
                                   and Equipment


Schedule 4.07. . . . . . . . .     Inventory as of January 6, 1997

Schedule 4.11(c) . . . . . . .     Confidentiality Agreements

Schedule 4.11(g) . . . . . . .     Capital Expenditures

Schedule 4.13. . . . . . . . .     Contracts and Commitments

Schedule 4.14. . . . . . . . .     Intellectual Property Rights

Schedule 4.15. . . . . . . . .     Litigation

Schedule 4.16. . . . . . . . .     Warranties

Schedule 4.17. . . . . . . . .     Major Customers and Suppliers

Schedule 4.18. . . . . . . . .     Permits

Schedule 6.04. . . . . . . . .     Irrevocable Proxy

Schedule 6.05. . . . . . . . .     Seller's Standard Terms

Schedule 6.06. . . . . . . . .     Technical Assistance